SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2013

LYONDELLBASELL INDUSTRIES N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-34726	98-0646235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1221 McKinney St., Suite 300 Houston, Texas USA 77010	1 Berkeley Street Mayfair, London The United Kingdom W1J8DJ	Stationsplein 45 3013 AK Rotterdam The Netherlands
(Address of principal executive offices)

(713) 309-4953	+44 (0)20 7016 9527	+31 (0)10 275 5500
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective August 8, 2013, Marvin O. Schlanger resigned from the Supervisory Board of LyondellBasell Industries N.V. (the “Company”).

Mr. Schlanger, Chief Executive Officer of CEVA Logistics, a global logistics company, has served on the Company’s Supervisory Board since it was formed in April 2010, including as its Non-Executive Chairman since July 2010.

Mr. Schlanger’s resignation resulted from the terms of a nomination agreement between the Company and an affiliate of Apollo Management, LP. (“Apollo”). Pursuant to that agreement, to the extent Apollo’s share ownership in the Company dropped below 12%, the Supervisory Board could request that one of Apollo’s two designated directors submit a resignation. In August 2013, Apollo informed the Company that its share ownership had fallen below 12%, and the Supervisory Board requested that one of Apollo’s designated directors resign pursuant to the terms of the nomination agreement. The Company was informed on August 8, 2013 that Mr. Schlanger would resign, effective immediately.

The Company previously announced on May 22, 2013 that as part of an orderly transition, Robert G. Gwin had been named Non-Executive Vice Chairman of the Supervisory Board and would succeed Mr. Schlanger as Chairman effective September 10, 2013. As a result of Mr. Schlanger’s resignation from the Supervisory Board, Mr. Gwin became Non-Executive Chairman of the Supervisory Board effective August 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LYONDELLBASELL INDUSTRIES N.V.

Date: August 9, 2013	By:	/s/ Craig B. Glidden
Craig B. Glidden
Executive Vice President